EXHIBIT 23-B


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statement (Form S-8) of Sprint Nextel Corporation pertaining to the Sprint Nextel Deferred Compensation Plan and the Sprint Executive Deferred Compensation Plan of our report dated February 3, 2004 (except for Note 2, as to which the date is April 23, 2004, and Note 21, as to which the date is November 2, 2004) with respect to the consolidated financial statements and schedule of Sprint Nextel Corporation (formerly Sprint Corporation) as of December 31, 2003 and for the two years in the period then ended, included in Sprint Nextel Corporation's Annual Report (Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                                   /s/ Ernst & Young LLP



Kansas City, Missouri
December 7, 2005